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                                                                    EXHIBIT 99.4

            NEXT LEVEL RECEIVES $60 MILLION FINANCING FROM MOTOROLA

        ROHNERT PARK, California--May 18, 2001--Next Level Communications, Inc. (NASDAQ: NXTV), a leader in the development of integrated multimedia broadband access systems for telecom services providers, today announced it has signed a $60 million loan agreement with Motorola Inc. (NYSE: MOT).

        Under the terms of the agreement, Motorola, which currently owns 77% of the company, will make a $60 million loan commitment to Next Level over a two-year period, beginning May 17, 2001. Motorola will receive a pro rata portion of warrants to purchase four and a half million shares of Next Level common stock with each draw down of the loan. If any of the loan is still outstanding in 12, 18 or 21 months from May 17, 2001, Motorola will receive an additional three million warrants in one million increments at each of those dates. The warrants will be exercisable for five years at a price of $7.39 per share.

        About Next Level Communications

        Next Level Communications is a leader in the development of integrated multimedia broadband access systems from central office equipment to customer premise equipment for the delivery of voice, high-speed data and digital video services for telecom services providers. Next Level Communications is based in Rohnert Park, California, and may be contacted at: http://www.nlc.com.

        This release contains "forward-looking" statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are generally preceded by words including, without limitation, "will," "plans," "expects," "believes," "anticipates" or "intends." Investors are cautioned that all forward-looking statements in this release involve risks and uncertainties that could cause actual results to differ materially from current expectations. Factors that realistically could cause results to differ materially from those projected in the forward-looking statements are set forth in "Risk Factors" in our Form 10-K for the year ended December 31, 2001.



Contact:

Next Level Communications
Julie Carlson
707/584-6565
or
Citigate Sard Verbinnen
Kim Polan/Stephanie Sorrentino
212/687-8080